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                                                                     EXHIBIT 5.1

                                February 21, 1997

Simulation Sciences Inc.
601 Valencia Avenue, Suite 100
Brea, California 92823

         RE:      REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 21, 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 2,919,867 shares of your Common Stock (the "Shares") which are to be issued pursuant to the 1994 Stock Option Plan, the 1996 Stock Plan, the 1996 Employee Stock Purchase Plan for U.S. Employees, the Employee Stock Purchase Plan for Non-U.S. Employees and the 1996 Director Option Plan (collectively the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans and pursuant to the Agreements.

         It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                    Sincerely yours,

                                    WILSON SONSINI GOODRICH & ROSATI

                                    Professional Corporation

                                    /s/ WILSON SONSINI GOODRICH & ROSATI